Exhibit 99.1

AgEagle Signs Agreement to Acquire Agricultural Analytics Company Agribotix

AgEagle to Utilize Agribotix’s FarmLens Data Analytics Platform to Expand Sustainable and Precision Ag Offerings

Neodesha, KS – July 31, 2018 – AgEagle Aerial Systems Inc. (NYSE American: UAVS), a provider of drone imagery data analytics for the precision and sustainable agriculture markets, has signed an agreement to acquire substantially all of the assets of Agribotix, LLC, a drone-enabled software company that provides advanced imaging and data analysis for sustainable and precision agriculture. The closing of the transaction is expected to occur within the next 30 days subject to standard closing conditions.

To enhance AgEagle’s recently announced sustainability initiatives, the company plans to integrate Agribotix’s FarmLens data analytics platform within AgEagle’s service offerings, providing the agricultural supply chain with advanced analytic capabilities to identify areas where they can build soil health and reduce water or chemical usage. The FarmLens software utilizes the data captured through remotely sensed imagery to develop crop reports for customers. These reports provide the customer with the high-resolution data needed to monitor crop health and track performance, which we believe increases crop yield and ensures the most sustainable practices are being used.

Through the FarmLens platform, Agribotix has processed more than 1.3 million acres of crops to create nearly 11,000 reports. The company has analyzed data from over 50 countries, examining 53 different crop types. The FarmLens platform can also directly integrate with several farm management systems, enabling users to maintain their current technology environment while enhancing the measurement of precision and sustainability metrics.

“The agreement to acquire Agribotix is a significant milestone for AgEagle as we look to expand our imagery and data analytic offerings,” said Barrett Mooney, chief executive officer of AgEagle. “As we focus on our recently announced sustainability initiatives, we believe the FarmLens platform will provide our customers with the necessary insight to manage and support major food manufacturers' and their contract farms' sustainability goals before, during and after the cyclical growing season. Also, with the use of customized aerial analytics solutions, along with the direct integration of major farm management systems, we expect this platform to provide substantial value to our customers by delivering transparent sustainability metrics and significantly enhancing crop performance.

“We also look forward to building on the various relationships that Agribotix has developed in the agriculture community. As the industry shifts to sustainable farming practices that focus on reducing water and chemical usage, we believe expanding these relationships with major agriculture companies should provide substantial growth opportunities.”

Agribtox’s founder, Dr. Tom McKinnon, commented: "Agribotix is delighted to become a part of the AgEagle organization. With sustainability becoming a central focus in the agricultural industry, I believe our platform provides the necessary insight for farmers to sustainably manage their crops. I also believe the combination of Agribotix's FarmLens analytics platform, together with AgEagle's UAV offerings, creates a unique aerial imagery and data analytics provider in the sustainable and precision agriculture markets."

For more information about Agribotix, please visit www.agribotix.com.

About AgEagle Aerial Systems, Inc.

Founded in 2012, AgEagle is a provider of drone imagery data analytics for the precision and sustainable agriculture markets. The company designs, produces, distributes and supports technologically-advanced small unmanned aerial vehicles (UAVs or drones) that collect valuable information for farmers by flying over large fields of corn, soybeans, wheat and other types of crops. These UAVs collect thousands of ultra-high-resolution images using sophisticated near-infrared sensors, or cameras, which are ultimately utilized to enhance yield and identify sustainability opportunities for farmers and agribusinesses alike.

The company is based in Neodesha, Kansas. For more information, please visit www.ageagle.com.

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